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                                                            Exhibit 4.9


                    SECOND AMENDMENT TO SEGUE SOFTWARE, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN


A. The SEGUE SOFTWARE, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN (the "Plan"), is hereby amended:

     1    In Section 12 by deleting the entire subparagraph (a) and inserting in place thereof the following subparagraph::

               "(a)   The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 300,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any amounts remaining in an Employee's account not applied to the purchase of stock pursuant to this Section 12 shall be refunded on or promptly after the Exercise Date. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary."

     2    In Section 24 by deleting the entire paragraph and inserting in place thereof the following paragraph:

     "24. Term of Plan.  The Plan became effective upon its adoption by the
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Board of Directors in February 1996 and was subsequently amended (i) upon approval of the Board in February 1998 and the stockholders of the Company in June 1998 and (ii) upon approval of the Board in March 2000 and the stockholders of the Company in June 2000. The Plan shall continue in effect for a term of twenty years from the most recent amendment unless sooner terminated under paragraph 19."

B.   The effective date of this Second Amendment shall be June 23, 2000.

C. Except as expressly amended hereby, the Plan remains in full force and effect in accordance with its terms.